As filed with the Securities and Exchange Commission on September 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Endurance Specialty Holdings Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0392908
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Wellesley House
80 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 278-0400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Endurance Specialty Holdings Ltd. Employee Share Purchase Plan

(Full Title of the Plans)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(Name, Address and Telephone Number of Agent for Service)

Copies To:

Susan J. Sutherland, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	John V. Del Col, Esq. Endurance Specialty Holdings Ltd. Wellesley House 80 Pitts Bay Road Pembroke HM 08, Bermuda (441) 278-0440

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value $1.00 per share	200,000	$36.40	$7,280,000	$856.86

(1)	Represents the maximum number of Ordinary Shares issuable under the Endurance Specialty Holdings Ltd. Employee Share Purchase Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover, in addition to the number of shares stated in the table above, an indeterminate number of additional Ordinary Shares, which may become issuable under the Endurance Specialty Holdings Ltd. Employee Share Purchase Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares.

(2)	With respect to the 200,000 Ordinary Shares that are authorized for issuance under the terms of the Endurance Specialty Holdings Ltd. Employee Share Purchase Plan, the proposed maximum offering price is calculated pursuant to Rule 457(c) on the basis of the average of the high and low sale prices for the Ordinary Shares as reported on The New York Stock Exchange on September 7, 2005 solely for the purpose of calculating the registration fee.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

Endurance Specialty Holdings Ltd., a holding company domiciled in Bermuda (the "Registrant" or the "Company"), hereby files this Registration Statement on Form S-8 relating to 200,000 shares of the Registrant's Ordinary Shares, par value $1.00 per share ("Ordinary Shares"), issuable pursuant to the Endurance Specialty Holdings Ltd. Employee Share Purchase Plan (the "ESPP").

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8 and is currently included in prospectuses dated the date hereof which will be distributed to participants in the ESPP.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by the Registrant, Endurance Specialty Holdings Ltd., pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement:

1.	The Company's Annual Report on Form 10-K for the year ended December 31, 2004;

2.	The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

3.	The Company's Current Reports on Form 8-K filed January 6, 2005, January 7, 2005, February 17, 2005 (but only as to Item 5.02), March 7, 2005 (Items 8.01 and 9.01 and not with respect to the Form 8-K that provided disclose pursuant to Items 7.01 and 9.01 which Form 8-K was furnished and not filed), April 20, 2005, April 28, 2005 (only with respect to the disclosure pursuant to Items 1.01, 5.02, 5.03 and 9.01 and not with respect to the disclosure pursuant to Item 2.02 or the information in Exhibits 99.1 and 99.2), May 10, 2005, July 27, 2005 (only with respect to the Form 8-K that provided disclosure pursuant to Item 5.02 and not with respect to the Form 8-K that provided disclosure pursuant to Items 2.02 and 9.01 which Form 8-K and the exhibits thereto were furnished and not filed), August 5, 2005, August 11, 2005 and August 16, 2005.

4.	The description of the Company's ordinary shares contained in Item 1 of the Company's Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission under Section 12 of the Exchange Act on February 10, 2003, in which reference is made to the information set forth under the heading "Description of Share Capital" in the Company's Prospectus, which constitutes a part of the Company's Registration Statement on Form S-1, as amended (File No. 333-102026), filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the General Counsel, Endurance Specialty Holdings Ltd., Wellesley House, 80 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone: (441) 278-0400).

Item 4.    Description of the Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The amended and restated bye-laws of the Registrant provide for the indemnification of the Registrant's officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an indemnified person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law (including, but not limited to liabilities under contract, tort, fiduciary duties and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable), incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Registrant's business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the "Companies Act") as in effect from time to time in Bermuda.

The Registrant's amended and restated bye-laws state that an indemnified person shall be indemnified out of the funds of the Registrant against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Registrant's business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.

In addition, each shareholder and the Registrant agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of the Registrant against any indemnified person on account of any action taken by such person in the performance of his duties with or for the Registrant; provided that such waiver shall not extend to any claims or rights of action which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such indemnified person or with respect to the recovery of any gain, personal profit or advantage to which such indemnified person is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Description of Document
4.1	Specimen Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
4.2	Endurance Specialty Holdings Ltd. Employee Share Purchase Plan
4.3	Amended and Restated Shareholders Agreement, dated as of January 30, 2003, among the Company and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
4.4	Registration Rights Agreement, dated as of July 22, 2002, among the Company and each of the persons listed on Schedule A hereto. Incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
5.1	Opinion of Appleby, Spurling, Hunter
23.1	Consent of Appleby, Spurling, Hunter (included in Exhibit 5.1)
23.2	Consent of Ernst & Young
24.1	Power of Attorney (included on signature page herein)
99.1	Form F-N

Item 9.    Undertakings

1.    The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda on the 8th day of September, 2005.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:       /s/ Kenneth J. LeStrange

Name: Kenneth J. LeStrange

Title: Chairman of the Board

POWER OF ATTORNEY

We, the undersigned officers, directors and authorized representatives of Endurance Specialty Holdings Ltd., hereby severally constitute and appoint Kenneth J. LeStrange, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Exchange Act and any rules, regulations and requirements of the Commission in connection with this Registration Statement and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kenneth J. LeStrange	Chairman of the Board, Chief Executive Officer, President and Director	September 8, 2005

Name: Kenneth J. LeStrange

/s/ James R. Kroner	Chief Financial Officer (Principal Financial Officer)	September 8, 2005

Name: James R. Kroner

/s/ Michael J. McGuire	Chief Accounting Officer (Principal Accounting Officer)	September 8, 2005

Name: Michael J. McGuire

/s/ John T. Baily	Director	September 8, 2005

Name: John T. Baily

/s/ Norman Barham	Director	September 8, 2005

Name: Norman Barham

/s/ Galen R. Barnes	Director	September 8, 2005

Name: Galen R. Barnes

/s/ William H. Bolinder	Director	September 8, 2005

Name: William H. Bolinder

/s/ Anthony J. DiNovi	Director	September 8, 2005

Name: Anthony J. DiNovi

	Director	September 8, 2005

Name: Charles G. Froland

/s/ Howard Mann	Director	September 8, 2005

Name: Howard Mann

Signature	Title	Date

/s/ Brendan R. O'Neill	Director	September 8, 2005

Name: Brendan R. O'Neill

/s/ Richard C. Perry	Director	September 8, 2005

Name: Richard C. Perry

/s/ Robert A. Spass	Director	September 8, 2005

Name: Robert A. Spass

/s/ Therese M. Vaughan	Director	September 8, 2005

Name: Therese M. Vaughan

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Specimen Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
4.2	Endurance Specialty Holdings Ltd. Employee Share Purchase Plan
4.3	Amended and Restated Shareholders Agreement, dated as of January 30, 2003, among the Company and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
4.4	Registration Rights Agreement, dated as of July 22, 2002, among the Company and each of the persons listed on Schedule A hereto. Incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
5.1	Opinion of Appleby, Spurling, Hunter
23.1	Consent of Appleby, Spurling, Hunter (included in Exhibit 5.1)
23.2	Consent of Ernst & Young
24.1	Power of Attorney (included on signature page herein)
99.1	Form F-N